Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Fourth Quarter 2011 Results

New Hampton, NY, February 27, 2012 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended December 31, 2011.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2011	2010

Net sales	$69,733	$69,800
Gross profit	20,843	21,274
Operating expenses	7,150	7,457
Earnings from operations	13,693	13,817
Other income	79	157
Earnings before income tax expense	13,772	13,974
Income tax expense	4,276	4,558
Net earnings	$9,496	$9,416

Basic net earnings per common share	$0.33	$0.33
Diluted net earnings per common share	$0.31	$0.31

Shares used in the calculation of diluted net earnings per common share	30,343	29,938

For the Twelve Months Ended December 31,

	2011	2010

Net sales	$291,867	$255,071
Gross profit	86,001	78,037
Operating expenses	29,776	28,267
Earnings from operations	56,225	49,770
Other income	513	361
Earnings before income tax expense	56,738	50,131
Income tax expense	17,973	16,854
Net earnings	$38,765	$33,277

Basic net earnings per common share	$1.36	$1.19
Diluted net earnings per common share	$1.28	$1.12

Shares used in the calculation of diluted net earnings per common share	30,244	29,621

Balchem Corporation (NASDAQ:BCPC)

Fourth quarter 2011 revenues were $69.7 million, effectively equal to the $69.8 million of the prior year comparable quarter, delivering an overall annual growth rate of 14.4% above the 2010 result. These quarterly results reflect particular strength in the ARC Specialty Products segment, unexpected softness in the domestic food sector of Food, Pharma & Nutrition (“FPN”) and mixed results from Animal Nutrition & Health (“ANH”), with significant improvement coming from the ruminant production animal sector, flatness from the poultry markets, which was then offset by softness in the industrial products end market.

Net earnings of $9.5 million for the quarter were also substantially equal to the $9.4 million of the prior year quarter, yielding diluted net earnings per share of $0.31, which is equal to the prior year comparable quarter. Full year earnings, however, achieved a new annual record of $38.8 million reflecting an increase of 16.5% versus 2010 and generating a 14.3% improvement to $1.28 per diluted share.

In this fourth quarter of 2011, sales of the Animal Nutrition & Health (“ANH”) segment, including ruminant specialties, choline and industrial derivative products, totaled $47.8 million, an increase of $0.3 million from the prior year comparable quarter. Our ANH specialty ingredients, largely targeted to ruminant production animal markets, realized approximately 21% sales growth, principally from sales of Reashure®, and our new Aminoshure products. Dairy economics in the US and certain export markets remain strong, supporting greater demand for these products despite relatively high feed prices. Our global feed grade choline product sales were equal to the prior year comparable quarter as volumes sold in these markets were strongly influenced by the dynamics of our customer base, predominantly the poultry production industry. As previously projected from USDA Broiler statistics, broiler chick placements and egg sets were lower for the fourth quarter due to continued high grain prices, along with only minor economic improvements in the North American poultry end markets. Higher selling prices, largely a result of continued raw material cost escalation, effectively offset lower volumes.  We continue to contest raw material price escalation; however, where necessary, we implemented price increases within contractual guidelines, but did realize some erosion in gross margins. Sales of industrial grade products were down approximately 11% from the prior year comparable quarter due to a number of variables. This decline correlates to a recent shift towards increased oil-directed drilling in the United States, as opposed to natural gas drilling, which does not have the same clay stabilization requirements. This redirection of rig utilization is largely due to natural gas prices trading at or near ten-year lows and high levels of natural gas inventory.  In addition, our success in this space has begun to attract competition from off-shore producers, which also contributed to the lower volumes sold. As a result of these various dynamics, earnings from operations for the entire ANH segment decreased to $6.0 million, as compared to $6.8 million in the prior year comparable quarter.

The ARC Specialty Products segment generated record quarterly sales of $12.3 million, an increase of 6.9% from the comparable prior year quarter. This increase was the result of strong volumes of ethylene oxide sold for medical device sterilization. Propylene oxide sales, particularly for nutmeat fumigation, also continued to show steady, improving revenue growth. Earnings from operations for this segment, at $5.0 million, improved 10.6% from the prior year comparable quarter, largely due to the benefits of the increased volumes sold of ethylene oxide.

Balchem Corporation (NASDAQ:BCPC)

Sales of the Food, Pharma & Nutrition segment were $9.6 million, which was a 10.6% decline from the prior year comparable quarter. While we did realize double digit growth in sales of our human choline products for nutritional enhancement, the food sector sales of encapsulated ingredients for prepared food, preservation and confection markets were particularly slow in the quarter as we saw soft demand from our base business and expected pipeline prospects which did not convert/ launch in the quarter to offset this soft demand. On an absolute quarterly comparative note, we also realized a decline of approximately $300,000 due to the fourth quarter 2010 disposition of the calcium product line. Earnings from operations for this segment did, however, increase by approximately 6.9% to $2.6 million, reflecting a favorable product mix and a favorable earnings impact from the discontinued operation of the calcium product line.

Consolidated gross margin for the quarter ended December 31, 2011 was $20.8 million, as compared to $21.3 million for the prior year comparable period. Gross margin percentage declined slightly to 29.9% of sales as compared to 30.5% in the prior year comparative period, principally due to lower sales volumes and the previously mentioned raw material cost increases. Operating (Selling, R&D, and General and Administrative) expenses at $7.2 million were down 4.1% from the prior year comparable quarter, declining as a percentage of sales to 10.3% from 10.7% in the prior year quarter. Our effective income tax rates for the fourth quarters of 2011 and 2010 were 31.0% and 32.6%, respectively. The decrease in our effective rate for the quarter ended December 31, 2011 was a result of favorable adjustments related to changes in state income tax apportionment.

The company continues to maintain and grow a solid financial structure. Diligent working capital controls, particularly effective inventory and accounts receivable management contribute strongly to the business performance. The $144.8 million of net working capital on December 31, 2011 included a cash balance of $114.8 million, up from $77.3 million at December 31, 2010, net of $6.6 million in capital expenditures for 2011, reflecting continued strong cash flows.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “The fourth quarter results continue to reflect the effectiveness of our diversified, yet balanced, growth platforms. While all three segments did not achieve record quarterly levels, all three did achieve record annual revenue and operating earnings levels. The 14% annual revenue growth of $37 million was realized by a near equal split of volume and prices.  Persistent escalation of raw material costs continues to be a challenge, but our supply chain efforts, along with improved volumes and product mix, generated a strong 16.5% growth in net earnings, year over year. Marketplace challenges continue to support mixed performance scenarios, but there is growing global demand for our products, as noted in this quarter, particularly with the new products for ANH Specialties and human choline, based on innovative technology and new scientific health claims. These consolidated results continue to strengthen our balance sheet, which will facilitate both innovative organic and acquisitive growth objectives, as we move into 2012.”

Quarterly Conference Call
A quarterly conference call will be held on Monday, February 27, 2012 at 11:00 AM Eastern Time (ET) to review fourth quarter 2011 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, March 9, 2012. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #389043. Both account and replay ID numbers are required for replay access.

Balchem Corporation (NASDAQ:BCPC)

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2010. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
ARC Specialty Products	$12,335	$11,537	$47,851	$42,239
Food, Pharma & Nutrition	9,605	10,749	42,525	41,994
Animal Nutrition & Health	47,793	47,514	201,491	170,838
Total	$69,733	$69,800	$291,867	$255,071

Business Segment Earnings:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
ARC Specialty Products	$5,041	$4,559	$18,636	$15,944
Food, Pharma & Nutrition	2,618	2,450	11,113	9,748
Animal Nutrition & Health	6,034	6,808	26,476	24,078
Interest and other income	79	157	513	361
Total	$13,772	$13,974	$56,738	$50,131

Selected Balance Sheet Items
	December 31,	December 31,
	2011	2010
Cash and Cash Equivalents	$114,781	$77,253
Accounts Receivable	34,433	32,050
Inventories	18,637	15,720
Other Current Assets	7,889	4,629
Total Current Assets	175,740	129,652

Property, Plant, & Equipment (net)	44,282	43,388
Other Assets	51,695	55,584
Total Assets	$271,717	$228,624

Current Liabilities	$30,913	$29,508
Long-Term Obligations	8,795	11,649
Total Liabilities	39,708	41,157

Stockholders' Equity	232,009	187,467

Total Liabilities and Stockholders' Equity	$271,717	$228,624